Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JUNE 2026

Dallas, Texas, June 5, 2026 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.502990 per unit, payable on June 29, 2026, to unit holders of record on June 15, 2026. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for March 2026 and the gas production for February 2026, which is considered current production. Preliminary production volumes are approximately 50,742 barrels of oil and 896,486 Mcf of gas. Preliminary prices are approximately $80.78 per barrel of oil and $4.70 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to an increase in oil and natural gas pricing, slightly offset by lower oil and natural gas production.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	50,742	896,486	$80.78	$4.70
Prior Month	56,677	1,220,056	$60.97	$3.98

(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of May, approximately $985,000 of revenue received will be posted in the following month of June in addition to normal cash receipts received during June. Since the close of business in May and prior to this press release, approximately $2,564,000 in revenue has been received.

The 2025 Annual Report with Form 10-K and the December 31, 2025, Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

Forward-looking Statements

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact:	Nancy Willis – Director of Royalty Trust Service
Argent Trust Company
Toll Free (855) 588-7839